Exhibit 99.3

EASTMAN KODAK COMPANY FILES LENDER PRESENTATION IN CONNECTION WITH SYNDICATION OF

DIP FINANCING

ROCHESTER, NY January 23, 2012 – Eastman Kodak Company (the “Company”) (OTB: EKDKQ.PK) today said that it has posted on its Company website and its reorganization information website slides from a Public Lender Presentation (the “Lender Presentation”) in connection with the syndication to potential lenders of its previously-announced Debtor-In-Possession Credit Agreement dated as of January 20, 2012. The slides can be found in the Investor Relations section of www.kodak.com, as well as www.kodaktransforms.com. The slides will also be filed with the Securities and Exchange Commission as an Exhibit to a Form 8-K.

Among other things, the slides reflect the retention of James A. Mesterharm of AlixPartners LLP as Chief Restructuring Officer as of January 23, 2012, replacing Dominic DiNapoli in that role. The scope of the Chief Restructuring Officer’s duties, and his reporting duties, will not change in connection with Mr. Mesterharm’s appointment. The change does not reflect any disagreement or difference of opinion between Mr. DiNapoli and the Company. AlixPartners will be the Company’s restructuring adviser during the reorganization process, leveraging AlixPartners’ knowledge of the Company based on its preexisting operational enhancement advisory engagement with the Company over the past several months. FTI Consulting, Inc. is expected to continue to work on certain post-petition matters alongside AlixPartners.

The Company thanks Mr. DiNapoli for his contribution in helping Kodak effectively implement its Chapter 11 filing.

The Company also announced today that it will not hold a conference call with the investment community at the time of its fourth quarter earnings announcement.